EXHIBIT 99-2

SECRETARY’S CERTIFICATE

I, Dorothy E. Bourassa, being the duly elected Secretary of each of the Registrants listed on Attachment A (each a “Trust”), do hereby certify that at a meeting of the Board of Trustees of each Trust held on July 11, 2006 at which the amount, type, form and coverage of fidelity bond, as well as the portion of the premium for such bond to be paid by each Trust and series thereof, was discussed, the following resolutions were adopted by each Board of Trustees, including a majority of Trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended:

RESOLVED:
That it is the finding of the Trustees at this Meeting, including a majority of the Trustees who are not “interested persons” of each registrant (herein defined as a “Trust”) (as defined in the Investment Company Act of 1940, as amended) (the “Independent Trustees”), that the final form of the joint insured fidelity bond written by ICI Mutual Insurance Company (the “Joint Fidelity Bond”) in the amount of $40 million is reasonable in form and amount, after having given due consideration to all matters deemed relevant including, but not limited to, the value of the aggregate assets of each Trust and its series to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Trusts’ portfolios;

RESOLVED:
That, after taking all relevant factors into consideration including, but not limited to, the number of the other parties named as insureds, the nature of the business activities of such other parties, the amount of the Joint Fidelity Bond, and the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to each Trust is less than the premium each Trust would have had to pay if it had provided and maintained a single insured bond, it is the finding of the Trustees at this meeting, including a majority of the Independent Trustees, that the annual premiums in the amounts as presented at this meeting to be paid by each Trust under the Joint Fidelity Bond be, and the same hereby are, approved;

RESOLVED:	That such Joint Fidelity Bond be, and it hereby is, ratified and approved;

RESOLVED:
That the Secretary of each Trust or that officer’s designee is hereby authorized and instructed to cause each Trust to enter into an agreement with all of the other named insureds providing that in the event recovery is received under the Joint Fidelity Bond as a result of a loss sustained by each Trust and one or more other named insureds, each Trust shall receive an equitable and proportionate share of the recovery, but at least equal to the amount that a Trust would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the Investment Company Act of 1940, as amended;

RESOLVED:
That the Secretary of each Trust or that officer’s designee file the Joint Fidelity Bond with the U.S. Securities and Exchange Commission and give such notice with respect to the Joint Fidelity Bond required by paragraph (g) of Rule 17g-1 under the Investment Company Act of 1940, as amended; and

RESOLVED:
That the appropriate officer(s) of each Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of each Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

RESOLVED:
That each Trust is authorized to enter into a premium and coverage allocation agreement in the form presented or discussed at this meeting, with such changes thereto as the officer of the Trusts executing the agreement shall approve, such approval to be conclusively evidenced by the officer’s execution of the agreement.

I further certify that the foregoing resolutions of the Board of Trustees remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of October, 2006

By: /s/Dorothy E. Bourassa Name: Dorothy E. Bourassa Title: Secretary

EXHIBIT 99-2

CLERK’S CERTIFICATE

I, Dorothy E. Bourassa, being the duly elected Clerk of Pioneer Funds Distributor, Inc., do hereby certify that the following resolutions were adopted by the Board of Directors of Pioneer Funds Distributor, Inc. by written consent dated July 11, 2006:

WHEREAS:
Pioneer Funds Distributor, Inc. (the “Sponsor”) serves as the sponsor of Pioneer Independence Plans (the “Plans”) and as such has assumed responsibility, pursuant to a custodian agreement between the Sponsor and State Street Bank & Trust Company dated February 17, 1998, for Plans’ compliance with all applicable requirements of the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS:	Plans is required pursuant to Rule 17g-1 promulgated under the 1940 Act to provide and maintain a bond insuring Plans against larceny and embezzlement; now therefore be it

RESOLVED:
That upon due consideration of all relevant factors, the inclusion of Plans as a joint insured under the joint Investment Company Blanket Bond No. 87002106B in the amount of $40 million issued by ICI Mutual Insurance Company for the period July 31, 2006 through July 31, 2007 in which the Pioneer Funds are named as joint insureds is hereby approved effective as of July 11, 2006;

RESOLVED:
That Plans is authorized to enter into a premium and coverage allocation agreement with the Pioneer Funds as required under Rule 17g-1(f) of the 1940 Act, with such changes thereto as the officer of Plans executing the agreement shall approve, such approval to be conclusively evidenced by the officer’s execution of the agreement, and the Clerk of the Sponsor is authorized to file the form of agreement with the Securities and Exchange Commission in accordance with Rule 17g-1(g)(1) of the 1940 Act.

IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of October, 2006.

By: /s/ Dorothy E. Bourassa Name: Dorothy E. Bourassa Title: Clerk